EXHIBIT 99.1

    Allied Capital Announces First Quarter 2004 Financial Results;
            Quarterly Dividend of $0.57 Per Share Declared

    WASHINGTON--(BUSINESS WIRE)--April 28, 2004--Allied Capital
Corporation (NYSE: ALD) today announced first quarter 2004 financial results.

    Highlights for Q1 2004

    --  Net income was $0.15 per share, or $20.3 million

    --  Net investment income was $0.34 per share, or $44.5 million

    -- The total of net investment income and net realized gains was $1.46 per share, or $192.4 million

    -- Net unrealized depreciation was $1.30 per share, or $172.1 million

    -- First regular quarterly dividend of $0.57 per share was paid; second quarter dividend of $0.57 per share was declared

    --  Net asset value per share was $14.60 per share

    --  Shareholders' equity was $1.88 billion

    --  New investments totaled $170.3 million for the quarter

    Operating Results

    For the three months ended March 31, 2004, net investment income was $44.5 million or $0.34 per share, as compared to $42.7 million or $0.39 per share for the three months ended March 31, 2003. Net investment income for the three months ended March 31, 2004, was reduced by $3.5 million, or $0.03 per share, related to the accrual of the company's new individual performance award. Net realized gains were $147.9 million, or $1.12 per share for the quarter ended March 31, 2004, which includes a realized gain totaling $149.0 million from the sale of The Hillman Companies, Inc. Net realized gains were $48.3 million or $0.44 per share for the quarter ended March 31, 2003. The sum of net investment income and net realized gains or losses was $192.4 million or $1.46 per share for the three months ended March 31, 2004, as compared to $91.0 million or $0.83 per share for the three months ended March 31, 2003.
    Net income for the quarter ended March 31, 2004, was $20.3 million or $0.15 per share, after net unrealized depreciation of $172.1 million or $1.30 per share. Net unrealized depreciation included the reversal of $142.8 million in net unrealized appreciation associated with net realized gains. Net income for the quarter ended March 31, 2003, was $19.9 million or $0.18 per share, after net unrealized depreciation of $71.1 million or $0.65 per share. Net income can vary substantially from quarter to quarter primarily due to changes in unrealized appreciation or depreciation and the recognition of realized gains or losses, which vary from quarter to quarter. As a result, quarterly comparisons of net income may not be meaningful.
    During the quarter, the company invested a total of $170.3 million. After total repayments and asset sales of $237.1 million and valuation and other changes during the quarter, total assets were $3.01 billion at March 31, 2004. Shareholders' equity was $1.88 billion at March 31, 2004, as compared to $1.91 billion at December 31, 2003. Net asset value per share was $14.60 at March 31, 2004, as compared to $14.94 at December 31, 2003.

    Portfolio Activity for Q1 2004

    New private finance investments totaled $110.2 million and commercial real estate investments totaled $60.1 million for the quarter. At March 31, 2004, the overall weighted average yield on the interest-bearing portfolio was 14.3%, as compared to 14.7% at December 31, 2003.

    Private Finance

    The private finance portfolio totaled $1.69 billion at March 31, 2004. Loans and debt securities, which totaled $1.18 billion at March 31, 2004, had a weighted average yield of 14.4% as compared to 15.0% at December 31, 2003. Significant new private finance investments during the first quarter of 2004 included:

    -- $27.5 million to Diversified Collection Services, Inc., a leading private collections agency for government obligations, as part of that company's recapitalization;

    -- $13.7 million to Universal Environmental Services LLC, a leading regional provider of environmental services to the automotive service sector, to support the acquisition of that company;

    -- $11.7 million to Nexcel Synthetics, LLC, a manufacturer of carpet backing, specialty synthetic yarns and fibers, and other polypropylene- and polyethylene-based products, as part of that company's recapitalization;

    -- $11.0 million to Homax Holdings, Inc., a leading supplier of branded, specialty-application products for the home care and home improvement markets, to support the acquisition of the company; and

    -- $5.6 million to Advantage Sales & Marketing LLC, a leading sales and marketing agency providing outsourced sales, merchandising, and marketing services to the consumer packaged goods industry, and $12.4 million to Advantage Mayer, Inc., a member thereof, to finance the acquisition of other members.

    In addition, the Company provided $47.5 million in subordinated debt to The Hillman Companies, Inc. in connection with the Company's sale of Hillman on March 31, 2004.
    Allied Capital has agreed to provide subordinated debt and equity to recapitalize and acquire a majority interest in Advantage Sales & Marketing, Inc. This commitment totaled approximately $133 million at March 31, 2004. This transaction is subject to customary closing conditions, including regulatory and shareholder approvals and certain other adjustments, and is anticipated to close by the end of the second quarter.

    Commercial Real Estate Finance

    At March 31, 2004, the company's commercial real estate finance portfolio totaled $714.0 million, and the interest-bearing investments had a weighted average yield of 14.0%, as compared to 14.1% at December 31, 2003. Significant new CMBS investments totaled $48.9 million in four new CMBS transactions during the first quarter of 2004, including $27.6 million of investments in BB+, BB and BB- rated bonds. The unamortized discount on the CMBS bond portfolio totaled $670.4 million at March 31, 2004.

    Portfolio Quality

    Allied Capital employs a standard grading system to monitor the quality of its portfolio. Grade 1 is for those investments from which a capital gain is expected. Grade 2 is for investments performing in accordance with plan. Grade 3 is for investments that require closer monitoring; however, no loss of investment return or principal is expected. Grade 4 is for investments that are in workout and for which some loss of current investment return is expected, but no loss of principal is expected. Grade 5 is for investments that are in workout and for which some loss of principal is expected.
    At March 31, 2004, Grade 1 investments totaled $687.0 million, or 28.6% of the total portfolio at value; Grade 2 investments totaled $1.47 billion, or 61.2% of the total portfolio; Grade 3 investments totaled $112.9 million, or 4.7% of the total portfolio; Grade 4 investments totaled $62.2 million, or 2.6% of the total portfolio; and Grade 5 investments totaled $69.6 million, or 2.9% of the total portfolio.
    In the private finance portfolio, loans and debt securities over 90 days delinquent totaled $88.3 million at March 31, 2004, as compared to $85.6 million at December 31, 2003. In the commercial real estate portfolio, loans and debt securities over 90 days delinquent totaled $59.6 million at March 31, 2004, as compared to $44.0 million at December 31, 2003. Loans and debt securities not accruing interest totaled $167.1 million at March 31, 2004, as compared to $118.0 million at December 31, 2003. At March 31, 2004, the company's CMBS investments included investments in the first loss, unrated bond class of 37 CMBS issuances. For these issuances, loans over 30 days delinquent or classified as real estate owned totaled 1.6% of the total outstanding principal balance of the underlying collateral pool at March 31, 2004, as compared to 1.7% at December 31, 2003.

    Liquidity and Capital Resources

    The company had a strong liquidity and capital position at March 31, 2004. The company ended the quarter with total cash and cash equivalents of $375.3 million. After reducing the company's debt outstanding of $962.4 million by total cash and cash equivalents, net outstanding debt was $587.1 million, for a ratio of net debt to equity of 0.31 to 1 at March 31, 2004. At March 31, 2004, there were no amounts drawn on the revolving line of credit. The amount available under the line at March 31, 2004, was $488.4 million, net of amounts committed for standby letters of credit of $44.1 million.
    At March 31, 2004, the company had a weighted average cost of debt of 7.5%. The company's regulatory asset coverage was 314%. The company is required to maintain regulatory asset coverage of at least 200%.

    Quarterly Dividend of $0.57 Per Share Declared

    As previously released on April 15, 2004, the company declared its 163rd regular quarterly dividend of $0.57 per share for the second quarter of 2004. The dividend is payable as follows:


Record date     June 11, 2004

Payable date    June 30, 2004


    The company's dividend is paid from taxable income. The Board determines the dividend based on annual estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation and due to temporary and permanent differences in income and expense recognition.

    Webcast/ Conference Call at 10:15 a.m. EDT on April 28, 2004

    The company will host a webcast/conference call at 10:15 a.m.
(EDT) today to discuss first quarter financial results. All interested parties are welcome to attend the live webcast, which will be hosted through our web site at www.alliedcapital.com. Please visit the web site to test your connection before the call. You can also access the conference call by dialing (888) 689-4612 approximately 15 minutes prior to the call. International callers should dial (706) 645-0106. All callers should reference the passcode "Allied Capital".
    An archived replay of the event will be available through May 12, 2004, by calling (800) 642-1687. (International callers please dial
(706) 645-9291.) Please reference passcode "6479927". An archived replay will also be available on our website. For complete information about the webcast/conference call and the replay, please visit our web site or call Allied Capital Investor Relations at (888) 818-5298.

    About Allied Capital

    Allied Capital is the nation's largest business development company and provides long-term debt and equity investment capital to companies in a variety of industries. The company also participates in the real estate capital markets as an investor in non-investment grade commercial mortgage-backed securities and collateralized debt obligation bonds and preferred shares. The company is headquartered in Washington, DC. For more information, please visit the web site at www.alliedcapital.com, call Allied Capital Investor Relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

    Forward-Looking Statements

    The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Allied Capital's filings with the Securities and Exchange Commission.



CONSOLIDATED BALANCE SHEET
(in thousands, except per share amounts)

                             At March    At December
                             31, 2004    31, 2003
                            -----------  -----------
                            (unaudited)
ASSETS

Portfolio at value:
Private finance             $1,685,564   $1,902,672
Commercial real estate
 finance                       714,000      681,927
                            -----------  -----------

Total portfolio at value     2,399,564    2,584,599

Deposits of proceeds from
 sales of borrowed Treasury
 securities                    111,738       98,527
Accrued interest and
 dividends receivable           58,831       53,079
Other assets                    65,110       69,498
Cash and cash equivalents      375,277      214,167
                            -----------  -----------
Total assets                $3,010,520   $3,019,870
                            ===========  ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Notes payable and debentures  $962,420     $954,200
Revolving line of credit             -            -
Obligations to replenish
 borrowed Treasury
 securities                    111,737       98,525
Accounts payable and other
 liabilities                    50,393       46,568
                            -----------  -----------

Total liabilities            1,124,550    1,099,293

Preferred stock                  6,000        6,000

Shareholders' equity:
Common stock                        13           13
Additional paid-in capital   1,998,947    1,985,652
Notes receivable from sale
 of common stock               (13,440)     (18,632)
Net unrealized appreciation
 (depreciation) on portfolio  (211,142)     (39,055)
Undistributed (distributions
 in excess of) earnings        105,592      (13,401)
                            -----------  -----------

Total shareholders' equity   1,879,970    1,914,577
                            -----------  -----------

Total liabilities and
 shareholders' equity       $3,010,520   $3,019,870
                            ===========  ===========

Net asset value per common
 share                          $14.60       $14.94

Common shares outstanding      128,761      128,118



CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)           Three Months Ended
                                                         March 31,
                                                  --------------------
                                                        2004     2003
                                                  ----------- --------
                                                        (unaudited)
Interest and related portfolio income
    Interest and dividends                           $73,539  $65,521
    Premiums from loan dispositions                      950    1,121
    Fees and other income                              7,276    6,488
                                                  ----------- --------
        Total interest and related portfolio
         income                                       81,765   73,130
                                                  ----------- --------

Expenses
    Interest                                          19,113   17,922
    Employee                                           8,862    8,121
    Individual performance award                       3,493        -
    Administrative                                     5,827    4,417
                                                  ----------- --------
        Total operating expenses                      37,295   30,460
                                                  ----------- --------

Net investment income before income taxes             44,470   42,670

Income tax expense (benefit)                             (75)       -
                                                  ----------- --------
Net investment income                                 44,545   42,670
                                                  ----------- --------

Net realized and unrealized gains (losses)
    Net realized gains                               147,850   48,339
    Net change in unrealized appreciation or
         depreciation                               (172,087) (71,136)
                                                  ----------- --------
              Total net gains (losses)               (24,237) (22,797)
                                                  ----------- --------

Net increase in net assets resulting from
 operations                                          $20,308  $19,873
                                                  =========== ========


Diluted earnings per common share                      $0.15    $0.18
Weighted average common shares outstanding -
 diluted                                             131,968  110,098


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